Mail Stop 3561

 							March 3, 2006

Mr. Ullrich E. Porzig
Senior Vice President - Chief Financial Officer and Treasurer
Payless Shoesource, Inc.
3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207

	Re:	Payless Shoesource, Inc.
		Form 10-K for Fiscal Year Ended January 29, 2005
      Filed April 12, 2005
      Forms 10-Q for Fiscal Quarters Ended
      April 30, 2005, July 30, 2005, and October 29, 2005
		File No. 1-14770

Dear Mr. Porzig:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								George F. Ohsiek, Jr.
      Branch Chief